EXHIBIT 99.1

             ResCare Reports Strong Third Quarter Results

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Nov. 3, 2004--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the third quarter and nine months ended September 30, 2004.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "Our performance in the third quarter continues our momentum and puts us on target to achieve our financial guidance for 2004. Our results highlight the success we are having in delivering much needed support services to special needs populations. The Onex transaction gives us the opportunity to expand these activities by delivering more services to larger numbers of deserving people. Given this potential, an improving economy and the most remarkable group of caregivers I have ever had the privilege to know, we like where we are, and we continue to be excited about where we are going."
    Revenues for the third quarter of 2004 increased 6% over the prior year period to a record $255.5 million. Net income was $5.6 million, or $0.18 per diluted share, versus $3.2 million, or $0.13 per share in the prior year. EBITDA for the quarter was $17.1 million, an increase of 21% over the same period last year. The results for the third quarter exclude any benefit of the Work Opportunity Tax Credit which was renewed on October 4, 2004, retroactive to January 1, 2004. The annual impact of this credit will be reflected in the Company's effective tax rate for the fourth quarter and year ending December 31, 2004, which is estimated to be approximately 28% and 35%, respectively.
    In closing, Mr. Geary said, "We are excited about our future. Events of 2004 confirm our optimism. Strong financial performance, increased funding for growth and an active development pipeline bode well for 2005. We are prepared, and the timing is right for expanding the scope of our services to a growing population of people with special needs, as well as adding value for our shareholders."
    A listen-only simulcast and replay of ResCare's third quarter conference call will be available online at www.rescare.com and www.fulldisclosure.com on November 4, 2004, beginning at 9:00 a.m. Eastern Time.
    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.


                             RESCARE, INC.
                    Unaudited Financial Highlights
                 (In thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------  ------------------
                                 2004      2003      2004      2003
                               --------  --------  --------  --------
Income Statement Data:
Revenues                       $255,485  $240,508  $751,511  $717,345
Facility and
 program expenses               228,608   218,149   674,203   646,452
                               --------  --------  --------  --------
 Facility and program
  contribution                   26,877    22,359    77,308    70,893

Operating expenses (income):
 Corporate general
  and administrative              9,740     8,314    28,973    26,794
 Depreciation and amortization    2,996     3,008     9,063     9,043
 Other expenses (income), net        48       (72)      798      (307)
                               --------  --------  --------  --------
  Total operating expenses       12,784    11,250    38,834    35,530
                               --------  --------  --------  --------
Operating income                 14,093    11,109    38,474    35,363
Interest, net                     4,882     6,089    14,922    18,346
                               --------  --------  --------  --------
Income before income taxes        9,211     5,020    23,552    17,017
Income tax expense (1)            3,565     1,807     8,950     6,126
                               --------  --------  --------  --------
 Net income                      $5,646    $3,213   $14,602   $10,891
                               ========  ========  ========  ========

Net income (loss)
 attributable to
 common shareholders (2)         $4,748    $3,213     $(182)  $10,891
                               ========  ========  ========  ========

Basic earnings (loss)
 per common share                 $0.19     $0.13    $(0.01)    $0.45
                               ========  ========  ========  ========
Diluted earnings (loss)
 per common share                 $0.18     $0.13    $(0.01)    $0.44
                               ========  ========  ========  ========

Weighted average number
 of common shares:
  Basic                          25,439    24,475    25,248    24,438
  Diluted                        26,629    25,006    25,248    24,629

EBITDA (3)                      $17,089   $14,117   $47,537   $44,406
EBITDAR (3)                      26,429    22,809    75,230    70,461


(1) The impact of the Work Opportunity Tax Credit has not been included in the third quarter 2004 since it was not technically enacted until after the end of the quarter. Had the Work Opportunity Tax Credit been included in the third quarter of 2004, income tax expense would have been reduced by approximately $700, or $0.02 per diluted common share, which includes $235 related to the third quarter, plus an additional $465 related to the first six months of 2004.

(2) Net loss attributable to common shareholders for the nine months ended September 30, 2004, includes the non-cash beneficial conversion feature of $14.8 million, which relates to the closing of the sale of convertible preferred shares at a time when the market price of the common shares exceeded the contractually agreed upon conversion price per common share. The beneficial conversion feature decreases the net income attributable to common shareholders used in the calculation of basic and diluted net earnings per common share. Net income attributable to preferred shareholders for the quarter and nine months ended September 30, 2004 was $898 and $0, respectively.

(3) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The table below sets forth a reconciliation of net income to EBITDA and EBITDAR.


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------  ------------------
                                 2004      2003      2004      2003
                               --------  --------  --------  --------

Net income as reported           $5,646    $3,213   $14,602   $10,891

Add: Interest, net                4,882     6,089    14,922    18,346
     Depreciation and
      amortization                2,996     3,008     9,063     9,043
     Income tax expense           3,565     1,807     8,950     6,126
                               --------  --------  --------  --------
EBITDA                           17,089    14,117    47,537    44,406

Add: Facility rent                9,340     8,692    27,693    26,055
                               --------  --------  --------  --------
EBITDAR                         $26,429   $22,809   $75,230   $70,461
                               ========  ========  ========  ========


                                         Sept. 30, June 30,  Dec. 31,
                                           2004      2004      2003
                                         --------  --------  --------
Balance Sheet Data:                                          (Audited)

ASSETS
Cash and cash equivalents                $103,905   $95,421   $23,440
Accounts receivable, net                  129,901   125,133   129,199
Other current assets                       31,578    28,172    28,732
                                         --------  --------  --------
     Total current assets                 265,384   248,726   181,371
Property and equipment, net                68,094    68,006    68,422
Goodwill                                  236,671   229,555   230,306
Other assets                               19,982    20,909    22,927
                                         --------  --------  --------
                                         $590,131  $567,196  $503,026
                                         ========  ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                      $144,481  $129,408  $110,073
Other long-term liabilities                17,840    16,645    16,086
Long-term debt                            169,232   169,021   184,576
Shareholders' equity                      258,578   252,122   192,291
                                         --------  --------  --------
                                         $590,131  $567,196  $503,026
                                         ========  ========  ========


                                                    Nine Months Ended
                                                      September 30,
                                                     2004       2003
                                                   --------  --------
Cash Flow Data:

Net income                                          $14,602   $10,891
Adjustments to reconcile net income
 to cash provided by operating activities:
  Depreciation and amortization                       9,063     9,043
  Amortization of discount on notes                     956       204
  Deferred income taxes, net                            810       (83)
  Provision for losses on accounts receivable         3,932     5,803
  Tax benefit from exercise of stock options          1,114        --
  Loss from sale of assets                               --        67
  Gain on extinguishment of debt                         --      (306)
  Changes in operating assets and liabilities        18,448    25,290
                                                   --------  --------
   Cash provided by operating activities             48,925    50,909
                                                   --------  --------
Cash flows from investing activities:
 Purchases of property and equipment                 (8,028)  (11,088)
 Acquisitions of businesses                          (6,214)   (9,402)
 Proceeds from sales of assets                           32       395
                                                   --------  --------
   Cash used in investing activities                (14,210)  (20,095)
                                                   --------  --------
Cash flows from financing activities:
 Net repayments of long-term debt                    (4,821)   (8,536)
 Proceeds received from exercise of stock options     3,962       712
 Net proceeds from issuance of preferred stock       46,609        --
                                                   --------  --------
   Cash provided by (used in) financing activities   45,750    (7,824)
                                                   --------  --------
 Increase in cash and cash equivalents              $80,465   $22,990
                                                   ========  ========

    CONTACT: ResCare, Louisville
             Nel Taylor, 502-394-2100
             www.rescare.com